Exhibit 10.5

SECOND AMENDED & RESTATED EMPLOYMENT,

NON-DISCLOSURE, AND NON-COMPETE AGREEMENT

This Second Amended & Restated Employment, Non-Disclosure, and Non-Compete Agreement (this “AGREEMENT”) is made effective as of May 1, 2011, by Hub City Industries, L.L.C., a Louisiana liability company (the “EMPLOYER”), and John M. Egle, an individual resident in Lafayette, Louisiana (the “EMPLOYEE”).

RECITALS

The Employer desires the Employee’s continued employment with the Employer, and the Employee wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“AGREEMENT”—this Employment, Non-Disclosure, and Non-Competition Agreement, as amended from time to time.

“BASIC COMPENSATION”—Salary and Benefits.

“BENEFITS”—as defined in Section 3.1(b).

“CONFIDENTIAL INFORMATION”—any and all:

(a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other information, however documented, that is a trade secret within the meaning of trade secret laws of the State of Louisiana;

(b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“DISABILITY”—as defined in Section 6.2.

“EFFECTIVE DATE”—the date stated in the first paragraph of the Agreement.

“EMPLOYMENT PERIOD”—the term of the Executive’s employment under this Agreement.

“FISCAL YEAR”—the Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“FOR CAUSE”—as defined in Section 6.3.

“PERSON”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“POST-EMPLOYMENT PERIOD”—as defined in Section 8.2.

“PROPRIETARY ITEMS”—as defined in Section 7.2(a)(iv).

“SALARY”—as defined in Section 3.1(a).

2.	EMPLOYMENT TERMS AND DUTIES

2.1	EMPLOYMENT

The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2	TERM

Subject to the provisions of Section 6, the term of the Employee’s employment under this Agreement will be 2 years, beginning on the 1st day of May 2011 and ending on April 30, 2012. The 2nd year of the Agreement is conditioned upon the Employee booking International sales in excess of one million ($1,000,000) dollars, within the 1st year of the Agreement. Upon agreement of the Employer and Employee, the terms of this Agreement may be extended beyond the initial term until terminated for cause or until terminated as otherwise provided in this Agreement.

2.3	DUTIES

The Employee will initially serve as the Special Assistant to Michel Moreno, and may sometimes also be referred to as the “Market Advisor” of the Employer. The Employee will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the other employees in the advancement of the best interests of Employer. Employee will expand the business opportunities of the Employer, including, but not limited to, increasing revenues and earnings of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Employee’s duties under this Agreement.

3.	COMPENSATION

3.1	BASIC COMPENSATION

(a) Salary. The Employee will be paid an annual salary of $244,000.00, subject to adjustment as provided below (the “SALARY”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Michel Moreno not less frequently than annually, and may not be adjusted downward.

(b) Benefits. The Employee will, during the Employment Period, be permitted to participate in the pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the “BENEFITS”). The Employer shall not by reason of this Section 3 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. The Employer will pay 100% of Employee’s group health and disability insurance premiums as maintained by the Employer.

(c) The Employer may withhold from the Salary, incentive compensation, and any other compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

3.2	INCENTIVE COMPENSATION

(a) The Employee will be entitled to receive 3% to 5%, (percentage to be jointly determined by Employer and Employee), of revenue directly generated from international sales by Employee for the Company. Gross Revenue as used herein shall be based upon billings made by the Company and compensation predicated thereon shall be paid irrespective of the date of payment to the Company. Employee shall receive compensation upon revenue generated during the term of this Agreement but billed thereafter. Cash and trade discounts shall not be deducted from the gross selling price.

(b) Examination of books-Employee shall have the right personally, or through an agent, but at his own expense, to examine the books and records of the Company for the purpose of determining the gross revenue.

4.	FACILITIES AND EXPENSES

4.1	GENERAL

The Employee will work at his preferred location and will be directed by his efforts alone. In accordance with the Employer’s employment policies, Employee will be reimbursed reasonable expenses incurred by the Employee, in appropriate entertainment activities, and for business promotional expenses. The Employee must file expense reports with respect to such expenses in accordance with the Employer’s policies and approved by Michel Moreno.

4.2	AUTOMOBILE

The Employer will pay the Employee an automobile allowance of $1,300.00 per month. The Employee will own his own automobile, and maintain and insure it at his own expense, for his business use in connection with his employment under this Agreement. The Employee will at his own expense maintain liability insurance on any automobile used in connection with the Employer’s business, including excess liability (umbrella) insurance coverage in an amount not less than $1,000,000 per occurrence, with underlying insurance coverage as required by such excess liability insurance policy, and the Employee will furnish proof of such insurance to the Employer as requested by the Employer. The Employee will be solely responsible for all automobile expenses, except for gas and oil expenses which will, with written proof of such expenses, be reimbursed to the Employee by the Employer. All such oil and gas expenses submitted for reimbursement must be allocated by Employee between Employer, and any of Employer’s affiliated Employee may be employed by, and Employee will be responsible for all taxes applicable to the reimbursement of these oil and gas expenses.

5.	VACATIONS AND HOLIDAYS

The Employee will be entitled to four (4) weeks’ paid vacation each Fiscal Year to be taken at times selected by him, with the prior notice to the Company’s Members, and in accordance with the vacation policies of the Employer in effect for its Employee officers from time to time. The Employee will also be entitled to the paid holidays set forth in the Employer’s policies.

6.	TERMINATION

6.1	EVENTS OF TERMINATION

The Employment Period, the Employee’s Basic Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a) upon the death of the Employee; or

(b) upon the disability of the Employee (as defined in Section 6.2) immediately upon notice from either party to the other;

(c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify;

(d) by Employee without cause, immediately upon notice from Employee or at Employee’s later time as such notice may specify.

6.2	DEFINITION OF DISABILITY

For purposes of Section 6.1, the Employee will be deemed to have a “disability” if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 6.2. The disability of the Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead, under this Section 6.2, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3	DEFINITION OF “FOR CAUSE”

For purposes of Section 6.1, the phrase “for cause” means: (a) the Employee’s material breach of this Agreement; (b) the Employee’s material failure to adhere to any written Employer policy; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer’s funds, property, or opportunity; (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to a felony punishable by imprisonment; (f) Employee’s gross negligence in the performance of the duties and services required of the Employee pursuant to this Agreement that has a material adverse effect on the Employer or any affiliate; or (g) it is found that a material representation or warranty made by the Employee in this Agreement was untrue at the time such representation or warranty was made.

6.4	TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. For purposes of this Section 6.4, the Employee’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer. from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee’s personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive his Salary only through the date this Agreement is effective.

(b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee’s disability, as determined under Section 6.2, the Employer will continue to pay the Employee his Salary for the period of two months following this notice of termination less any disability insurance benefits received by Employee under the disability insurance coverage furnished by Employer.

(c) Termination upon Death. If this Agreement is terminated because of the Employee’s death, the Employee will be entitled to receive his Salary through the end of the calendar month in which his death occurs and one additional month.

(d) Termination without cause. If this Agreement is terminated because without cause, the Employee will be entitled to receive his Salary as it becomes due for the remaining term of this Agreement. If the Employee terminates this Agreement, without cause, Employee will be entitled to his Salary only through the date such termination is effective.

(e) If the Employee terminates this Agreement, Employee will be entitled to his Salary only through the date such termination is effective.

(f) Benefits. The Employee’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. Excluding a termination without cause as provided in Section 6.4(d) and/or a resignation of employment by Employee, the Employee will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

7.	NON-DISCLOSURE COVENANT

7.1	ACKNOWLEDGMENTS BY THE EMPLOYEE

The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer’s business; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

7.2	AGREEMENTS OF THE EMPLOYEE

In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

Confidentiality.

(i) During and for 2 years following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the trade secret law of the States of Louisiana and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

(iv) The Employee will not remove from the Employer’s premises (except to the extent such removal is necessary for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “PROPRIETARY ITEMS”). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any of the Proprietary items.

(v) All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Employer (whether’ during business hours or otherwise and whether on the Employer’s premises or otherwise) which relate to the Employer’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, will be the sole and exclusive property of the Employer.

7.3	DISPUTES OR CONTROVERSIES

The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.	NON-COMPETITION AND NON-INTERFERENCE

8.1	ACKNOWLEDGMENTS BY THE EMPLOYEE

The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is regional in scope and its products are marketed throughout the States of Louisiana, Mississippi, Texas and offshore in the Gulf of Mexico; (c) the Employer competes with other businesses that are or could be located in any part of the States of Louisiana, Mississippi, or Texas and (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business.

8.2	COVENANTS OF THE EMPLOYEE

In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

(a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business that competes in whole or in part with the business of the Employer anywhere the Employer conducts business, and specifically within the States of Mississippi, Texas, the parishes of Louisiana described in Exhibit A attached hereto and offshore in the Gulf of Mexico; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Employee’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Employee to be a customer of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee’s employment with the Employer;

(c) whether for the Employee’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and the Post-Employment Period interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

(d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 8.2, the term “Post-Employment Period” means the two year period beginning on the date of termination of the Employee’s employment with the Employer.

Employee acknowledges and agrees that Employee, while employed by the Employer, owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interest of the Employer, to do no act which would intentionally injure the Employer’s business, interests, or reputation. In keeping with Employee’s fiduciary duties owed to the Employer, Employee agrees that Employee will not knowingly become involved in a conflict of interest with the Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue.

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified to be fully enforced.

The Employee will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Employee’s employer. The Buyer or the Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.	GENERAL PROVISIONS

9.1	INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including but not limited to any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer’s rights under this Section 9 or any other remedies of the Employer, if the Employee breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

9.2	COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Employee in Sections 7 and 8 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Employee’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Employee’s breach of any covenant in Section 7 or 8.

If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 7 and 8.

9.3	REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

9.4	OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligations to pay the compensation provided for herein, are contingent upon the Employee’s performance of all the Employee’s obligations hereunder.

9.5	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement.

9.6	BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

9.7	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to any other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	Hub City Industries, L.L.C. 500 Dover Blvd., Suite 100 Lafayette, LA 70503
Attention: Earl Blackwell
With a copy to:	Frank S. Slavich, III Babineaux, Poche, Anthony & Slavich, LLC 1201 Camellia Blvd., Suite 300 Lafayette, LA 70508
If to the Employee:	John Egle 112 East Peck Blvd. Lafayette, LA 70508
With a copy to:	Charles Rush, Esq. 202 Magnate Drive Lafayette, LA 70508

9.8	INDEMNIFICATION OF EMPLOYEE

The Employer will defend, indemnify, and hold harmless Employee if Employee is made a party to a proceeding because he is a party to this Agreement against liability incurred in the proceeding, if he:

(a) conducted himself in good faith;

(b) Reasonably believed that his conduct was in or at least not opposed to the Company’s best interest; and

(c) In the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

9.9	ENTIRE AGREEMENT: AMENDMENTS

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties this Agreement.

9.10	GOVERNING LAW

This Agreement will be governed by the laws of the State of Louisiana without regard to conflicts of laws principles.

9.11	JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against either of the parties in the courts of the State of Louisiana, Parish of Lafayette, or if it has or can acquire jurisdiction, in the United States District Court for the Western District of Louisiana, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

9.12	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.13	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.14	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.15	ATTORNEY’S FEES

In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

9.16	JOINT DRAFTING

The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.17	WAIVE OF JURY TRIAL

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.18	TERMINATION OF PRIOR EMPLOYEMENT AGREEMENT

This Agreement hereby supersedes and replaces that certain Amended and Restated Employment, Non-Disclosure, and Non-Compete Agreement dated January 15, 2009 (the “Original Agreement”). The parties acknowledge and agree that the Original Agreement is terminated as of the Effective Date of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:	HUB CITY INDUSTRIES, L.L.C

	By:	/s/ Michel B. Moreno
	Name:	Michel B. Moreno
	Title:	Managing Manger

EMPLOYEE:	/s/ John M. Egle
JOHN M. EGLE

EXHIBIT A

LOUISIANA PARISHES

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

DeSoto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

Red River

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John the Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermillion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn